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               EXHIBIT 23.2 -- CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in the registration statement of United Insurance Companies, Inc. and Subsidiaries on Form S-3 filed on March 29, 1996, of our report dated March 29, 1994, on our audit of the consolidated financial statements of United Insurance Companies, Inc. and Subsidiaries for the year ended December 31, 1993, and to the reference to our Firm under the caption "Experts."

     We also consent to the incorporation by reference herein of our report dated March 29, 1994, on our audit of the consolidated financial statements and financial statement schedules of United Insurance Companies, Inc. and Subsidiaries for the year ended December 31, 1993, which report is included in the Annual Report on Form 10-K for 1995.

                                            COOPERS & LYBRAND L.L.P.

Dallas, Texas
March 29, 1996